Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Singing Machine Company, Inc. on Form S-1 to be filed on or about September 3, 2021 of our report dated July 14, 2021, on our audits of the consolidated financial statements as of March 31, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed July 14, 2021. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 3, 2021